Exhibit 99.1

Ethan Allen to Present at Raymond James 31st Annual Institutional Investors Conference

DANBURY, Conn.--(BUSINESS WIRE)--March 1, 2010--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) announced that M. Farooq Kathwari, Chairman, President and Chief Executive Officer will present at the Raymond James 31st Annual Institutional Investors Conference in Orlando, Florida.

Mr. Kathwari’s presentation will begin at approximately 9:50 a.m. (EDT) on March 9, 2010 and will be webcast live. The webcast can be accessed via the Company website at ethanallen.com and available there for seven days following the presentation. On the home page, select “the Company” and then click on “Investors” to get to the “Events and Presentation” page where you can access the link for the webcast.

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 284 Design Centers in the United States and abroad. Ethan Allen owns and operates six manufacturing facilities in the United States, which includes one sawmill, and one manufacturing facility in Mexico, and manufactures approximately sixty-five percent of its products in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer